AMENDMENT NO. 1

TO

AGENCY AGREEMENT

THIS AMENDMENT NO. 1 TO AGENCY AGREEMENT (this "Amendment") is entered into as of the 30th day of April, 2018 (the "Amendment Effective Date") by and between THE ADVISORS' INNER CIRCLE FUND II, a business trust existing under the laws of the Commonwealth of Massachusetts, having its principal place of business at One Freedom Valley Drive, Oaks, Pennsylvania 19456 (the "Trust") and DST SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 ("DST"). Unless otherwise defined in this Amendment, capitalized terms shall have the meanings ascribed to them in the Agreement (defined below).

WHEREAS, the Trust and DST are parties to that certain Agency Agreement, effective as of March 12, 2014 (the "Agreement").

WHEREAS, the Trust and DST wish to further amend the terms of the Agreement as outlined below.

NOW, THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, and intending to be legally bound hereby, the Trust and DST agree as follows:

1.	Section 7.J. The Agreement is hereby amended to add a new Section 7.J. as follows:

"DST's performance will be measured against the Performance Standards set forth in Attachment I attached to the Amendment entered into as of the Amendment Effective Date."

2.	Section 21.A — Termination of Agreement. The reference to March 31, 2019 as the expiration date of the Agreement in Section 21.A of the Agreement is hereby modified to be March 31, 2022.

3.	Section 21.G. A new Section 21.G is hereby adopted as follows:

In the event DST terminates this Agreement or elects to have the Agreement not renew, DST shall, upon Servicing Company's request, continue to provide the Services as well as such termination and wind down assistance services reasonably requested by Servicing Company to facilitate Servicing Company's deconversion in an orderly manner to enable continued operation of Servicing Company's business without undue interruption or adverse effect for up to twelve months after expiration or any termination of this Agreement (the "Termination Assistance Period"). During the Termination Assistance Period, the Services shall be provided pursuant to the fee schedule for such Services in effect during the period immediately preceding the Termination Assistance Period.

4.	Section 22.C.(7). The Agreement is hereby amended to add a new Section 22.C.(7) as follows:

In the event the Trust obtains information from DST or the TA2000 System which is not intended for the Trust, the Trust agrees to (i) promptly, and using reasonable efforts within one business day after discovery, notify DST that unauthorized information has been made available to the Trust; (ii) not review, disclose, release, or in any way, use such unauthorized information; (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) thereafter deliver to DST a certificate executed by an authorized officer of the Trust certifying that all such unauthorized information in the Trust's possession or control has been delivered to DST or destroyed as required by this provision.

5.	Exhibit A - Fee Schedule. Exhibit A: Fee Schedule to the Agreement is hereby amended as follows:

[REDACTED]

6.	Individual Advisor Complex Schedules. The parties each acknowledge and agree that the individual Advisor Complex Schedules entered into pursuant to the Agreement on or before the Amendment Effective Date shall be amended to provide for the discounts set forth below. The effective date of such new schedules shall be determined by the Trust in its sole discretion; provided, that the Trust and DST shall mutually agree upon the changes to such existing fee schedules that will result in discounts from the fees in effect as of the Amendment Effective Date consistent with the percentages set forth below.

[REDACTED]

7,	Attachment I. Attachment I attached to this Amendment is hereby adopted and made a part of the Agreement.

8.	Effect on Agreement. As of the Amendment Effective Date, this Amendment shall be effective to amend the Agreement and to the extent of any conflict between the terms and conditions of this Agreement and this Amendment, the terms and conditions of this Amendment shall govern.

9.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

10.	Terminology. The words "include", "includes" and "including" will be deemed to be followed by the phrase "without limitation". The words "herein", "hereof", "hereunder" and similar terms will refer to this Amendment unless the context requires otherwise.

11.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

12.	Capitalized Terms. All capitalized terms used but not defined in this Amendment will be deemed to be defined as set forth in the Agreement.

13.	Authorization. Each party hereby represents and warrants to the other that the person or entity signing this Amendment on behalf of such party is duly authorized to execute and deliver this Amendment and to legally bind the party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.

Governing Law. This Amendment shall be construed according to and governed by the laws of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

THE ADVISORS’ INNER CIRCLE FUND II		DST SYSTEMS, INC.

By:	/s/ Michael Beattie	By:	/s/ Christopher G. Shaw

Printed Name:	Michael Beattie	Printed Name:	Christopher G. Shaw

Title:	President	Title:	Managing Director

Date:	4/30/18	Date:	4/30/18

Attachment 'I

Service Level Agreement

PERFORMANCE STANDARDS

1.	Data Collection and Performance Calculation

DST will measure DST's performance of each Key Performance Indicator ("KPI") against the performance standards ("Performance Standards") as set forth below.

DST shall, on a regular basis, collect and compile data regarding its performance for each KPI. DST will record the number of items processed in each calendar month and the number of items processed in each calendar month that did not meet the applicable Performance Standard as set forth in section B below. An item shall be deemed to be processed in the calendar month in which the last action occurs with respect to the applicable transaction event.

2.	Performance Reporting

Within ten calendar days after the end of each calendar month, DST shall deliver to the Customer, a report (the "Performance Report") indicating any violation(s) of the Performance Standard applicable to each KPI.

(a)	Performance Shortfalls

In the event that DST violates the Performance Standard for any KPI (hereinafter, a "Performance Shortfall") DST shall contact the Trust to discuss the causes of the Performance Shortfall and the remedial actions that shall be taken to improve performance. Within a mutually agreeable period after such discussion, DST shall prepare and present to the Trust a corrective action plan to address and correct the cause of the Performance Shortfall.

(b)	Performance Standard Exceptions

DST will be excused from failure to satisfy a Performance Standard and such failure shall not constitute a Performance Shortfall if performance within the stated KPI is adversely affected by (a) a change in the standards of a third party processing agent outside of the control of DST; (b) circumstances or events subject to Force Majeure; or (c) DST's obligations to comply with any law. Additionally, DST may be excused from meeting a Performance Standard for activities considered special projects, and, project scope, timelines, and resource requirements shall be reviewed with DST in advance of project initiation as mutually agreed in advance.

3.	Key Performance Indicators; Performance Standards

The KPI and Performance Standards listed below are subject to change upon mutual agreement of DST and the Trust.

Key Performance Indicator	DST Responsibility	Service Level"	Measurement Method**	Measurement Window
Call Center Speed to Answer	A human DST representative must answer incoming calls from a Trust representative into the DST call center within the agreed upon Service Level	Calls to DST call center answered in an average of 25 seconds or less	Total time to answer all calls to call center during Measurement Window/ total # of calls to call center during Measurement Window (example: 500 seconds/50calls = 10 second average)	Calendar month

*	The Service Level shall only apply in connection with Fund Families (defined below) for whom DST receives at least ten (10) calls during the applicable Measurement Window.

**	As used herein, the term Fund Family refers to any one or more portfolios that are advised or sub-advised by one advisor or a group of affiliated advisors and that are established within any of the trusts that make up the Advisors' Inner Circle series trust fund complex.